Exhibit 99.1

CornerWorld Corporation [OTBB: CWRL] CEO Scott Beck will be issuing a monthly letter to all interested parties. The letter will provide updates on the progress of CornerWorld companies and assets. Every month, the letter will be posted on the company’s website. Any parties interested in receiving the letter via e-mail can submit their contact information at www.cornerworld.com.

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DALLAS, TEXAS June 15, 2009—CornerWorld Corporation [OTBB: CWRL] CEO Scott Beck issued a letter to shareholders today, providing an update on the company’s progress. The letter reads as follows:

Dear CornerWorld shareholders:

It has been just over 100 days since our acquisition of Woodland Wireless Solutions, Ltd. and its key asset 611 Roaming Service™, which generates revenue by processing over 14 million calls from roaming wireless customers per year and seamlessly transferring them to their service provider. With this and other key Woodland assets now fully under the CornerWorld name, the mission is developing an ecosystem of direct marketing, telecommunication and technology companies that are uniquely positioned to capitalize on industry evolutions as an advertiser, content creator and service provider.

Utilizing our assets in Dallas, Texas and Holland, Michigan, CornerWorld is poised to capture a portion of the estimated $437 billion spent annually on direct marketing and telecommunication services. In order to do so, CornerWorld has been working quickly to bring our assets onto a consistent accounting and management platform. The following are among the company successes in the first 100 days:

Corporate Integration:

CornerWorld has successfully integrated senior leadership across all key segments of the organization. The company has made Marc Pickren the Chief Marketing Officer, David Cook Chief Technical Officer, David Fleming Director of Corporate Communications and Jerry Tonini Director of Legal and Regulatory Affairs. Working with our Board of Directors, which now includes former Woodland Wireless Solutions, Ltd. owner Ned Timmer, we are building a strategic plan that will guide our expansion of existing products and develop new products to complement our core services.

From a financial perspective, CornerWorld’s accounting personnel worked tirelessly to integrate the accounting and banking of all subsidiaries in time for our 8-K filing in May. CornerWorld also continues to look for additional ways to decrease costs by consolidating our legal, marketing and technology efforts across our assets.

Investor Relations:

In April, employees in Dallas and Holland came together to complete our first project—the rebranding of CornerWorld.com. With the CornerWorld brand now encompassing more than social networking, it was imperative that our website display all of our corporate assets. As a result, a decision was made to rebrand our social site to SocialUr.com, allowing CornerWorld.com to serve as our corporate website. The new corporate site houses up to the minute investor information, as well as industry articles written by our very own staff. In just over two months, CornerWorld employees have contributed over 40 articles to the site in addition to company press releases.

In addition to the corporate website, we have developed new investor materials that spotlight all of our subsidiaries. We have also developed investor presentations and one-page documents for our key business line assets. These items will help us to describe ourselves to the investor community and help spread the word about our successes.

Product Marketing:

With a direct marketing company like Enversa in our suite of companies, we have the in-house ability to promote our products and services at a fraction of the costs. Beginning in April, Enversa started work on expanding the reach of the 611 Roaming Service™ brand to substantially accelerate the current 6% growth of the product, which previously has not been marketed to individual wireless subscribers.

Enversa created Dial611, a brand which will be used to promote the product to wireless subscribers. A website (www.dial611.org) has been created with information on 611 and other tips on responsible cell phone usage. Enversa also launched a voice casting campaign for 611, which targeted 320,000 households across the United States. Enversa also plans to help expand the carrier customer list for the 611 Roaming Service™.

Technology Development:

From an infrastructure perspective, CornerWorld has delicately balanced consolidation and expansion efforts. From a consolidation perspective, servers for the soon to be launched SocialUr.com (formerly CornerWorld.com) have been moved out of NaviSite facilities in Dallas and are now located in the Holland Michigan Central Infrastructure Office for connectivity and management. This move not only provides cost savings, it also allows the equipment to be housed on site and monitored by CornerWorld personnel.

Enversa has been the most active in expanding its reach. A new line of business named Enversa Mobile was created to expand CornerWorld’s marketing reach into mobile media. This expansion included the hiring of Bryan Shepard, formerly with the OmniCom Group company, MangoMOBILE, to manage Enversa Mobile’s new market opportunities. Additionally, Enversa has built its first 30 sites for the Encontent Network.

It is our intent to provide these monthly updates to shareholders and all other interested parties as a way to share our excitement about the work that is happening at CornerWorld. Thank you for your continued support of CornerWorld and we look forward to sharing more with you next month.

Sincerely,

Scott Beck

Chairman and CEO